KPMG PEAT MARWICK LLP
111 South Calvert Street
Baltimore, Maryland 21202

February 16, 1995


Mid-Atlantic Realty Trust
Linthicum, Maryland

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Mid-Atlantic Realty Trust and subsidiaries (the Company) as of December 31, 1994 and 1993 and the related consolidated statements of operations, shareholder's equity and cash flows for the year ended December 31, 1994 and the period ended December 31, 1993, and the consolidated statements of operations, shareholders' equity and cash flows of BTR Realty, Inc. and subsidiaries for the period ended September 10, 1993 and for the year ended December 31, 1992 and have reported thereon under date of February 16, 1995. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. As stated in Note A to those financial statements, the Company changed its method of accounting for lease termination payments and states that the newly adopted accounting principle is preferable in the circumstances since it provides a better matching of revenues and expenses. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                               Very truly yours,

                               \s\KMPG PEAT MARWICK LLP